                                                                    EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made on the 1st day of February 1999, between onlinetradinginc.com corp. ("Employer"), whose principal place of business at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431, and FARSHID TAFAZZOLI ("Employee").

         WHEREAS, Employer is actively engaged in the business of a securities broker dealer; and,

         WHEREAS, Employer wishes to employ Employee and Employee wishes to be employed pursuant to the terms of this Employment Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    Article 1
                             Employment of Employee

         Employer agrees to employ Employee, and Employee accepts employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement.

                                    Article 2
                              Position of Employee

         Employer agrees to employ Employee to act as Employer's Chief Information Officer.

                                    Article 3
                               Place of Employment

         Section 3.1. PLACE OF EMPLOYMENT. Employee shall be based at Employer's principal office at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431 and shall not be required to travel away from that office on business more than fourteen (14) days during a calendar year. Employer agrees that during the term of this Employment Agreement it shall not assign Employee to work at any location which is more than ten (10) miles from said principal office without Employee's consent.

         Section 3.2. MOVING EXPENSES. If Employer relocates its principal office more than ten (10) miles from its current principal office, or requests that Employee relocates to one of its offices which is more than ten (10) miles from its current principal office, and Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on amounts reimbursed. Employer also shall indemnify Employee against any loss incurred in connection with the sale of Employee's principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee's principal residence.

                                    Article 4
                            Compensation of Employee

         Section 4.1. BASE SALARY. For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $200,000, which shall be payable to Employee in such installments, but not less frequently than monthly, as are consistent with Employee's practice for its other Employees. Employee's base salary shall be reviewed at least once a year by Employer and shall be increased at a minimum by the percentage increase in the Consumer Price Index for the previous year.

         Section 4.2. INCENTIVE COMPENSATION. In addition to the base salary, Employee shall be entitled to receive incentive compensation, as determined by Employer in accordance with Employer's Incentive Compensation Plan. Notwithstanding the foregoing, Employee agrees the Employer will not pay and the Employee will not receive any bonuses until the earlier of (i) 24 months from the date of this Agreement and (ii) such time as Employer earns $3,300,000 in pre-tax earnings in any fiscal year. Thereafter, Employee acknowledges and agrees that, for the fiscal years ended January 31, 2000, January 31, 2001, and January 31, 2002, the total amount of bonuses payable to all of Employee, Andrew Allen, Steve zum Tobel, Derek Hernquist and Benedict Gambino shall not exceed in the aggregate 5% of pre-tax earnings in each of such fiscal years.

         Section 4.3. REIMBURSEMENT FOR BUSINESS EXPENSES. Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in accordance with Employer's policies.

                                    Article 5
                        Vacations and Other Paid Absences

         Section 5.1. VACATION DAYS. Employee shall be entitled to forty-five
(45) paid vacation days each calendar year during the term of this Employment Agreement. During the first calendar year of this Employment Agreement, Employee shall be entitled to forty-five (45) paid vacation days.

         Section 5.2. HOLIDAYS. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

         Section 5.3. SICK DAYS AND PERSONAL ABSENCE DAYS. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

                                    Article 6
                                 Life Insurance

         Employer may, in its sole discretion, maintain in effect during the term of Employee's employment a life insurance policy on the life of Employee in such amount as Employer shall in its sole discretion decide to maintain during the term of this Employment Agreement. Any proceeds payable under the policy shall be paid to the beneficiary or beneficiaries designated in writing from time to time by Employee.

                                    Article 7
                                 Fringe Benefits

         Section 7.1. EMPLOYER'S EMPLOYEE BENEFIT PLANS. Employee shall be entitled to participate in and receive benefits from all of Employer's Employee benefit plans that currently are maintained by Employer for its Employees. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, or other Employee benefit plan that Employer establishes for the benefit of its Employees after the date of this Employment Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation. Nothing in this Employment Agreement shall prohibit Employer from modifying or terminating any of its Employee benefit plans in a manner that does not discriminate between Employee and other Employees of Employer.

         Section 7.2. MOTOR VEHICLE. Employer may, in its sole discretion, provide Employee with the use of a motor vehicle to be selected in the reasonable discretion of Employer considering Employee's position. If Employer does provide Employee with the use of a motor vehicle, Employer shall procure, maintain, and pay for appropriate insurance on the motor vehicle, including liability insurance of at least $100,000.00 per person and $300,000.00 per occurrence for personal injury and $50,000.00 for property damage.

                                    Article 8
                                   Disability

         Section 8.1. COMPENSATION DURING PERIODS OF DISABILITY.

         (a) Employee shall receive, or continue to receive, Employee's base salary and incentive compensation while Employee is unable to work full or part time unless Employee is actually receiving of disability insurance provided pursuant to this Employment Agreement. While Employee is receiving the benefits of disability insurance provided pursuant to this Employment Agreement, and for so long as such benefits are received, Employer shall pay Employee an amount sufficient to equal any difference between said disability insurance benefits and Employee's base salary and incentive compensation, including any increases in base salary and/or incentive compensation that would have occurred pursuant to this Employment Agreement.

         (b) While Employee is unable to work full time because of illness or injury and through the full term of this Employment Agreement, including extensions, Employer shall maintain for Employee's benefit all Employee benefit plans in which Employee was participating at the time Employee was replaced. If Employee is barred from participating in any Employee benefit plan because of Employee's disability, Employer shall pay Employee an amount equal to what Employer would have contributed on Employee's behalf to the Employee benefit plan if Employee's participation had not been barred.

         (c) If Employee gives notice that Employee is terminating employment because Employee's health has become so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health, in addition all other compensation and benefits provided hereunder and any disability insurance benefits provided pursuant to Section 8.3 below, Employer shall pay Employee an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, multiplied by the number of full and partial years remaining in the term of this Employment Agreement, including any extensions.

         (d) Employee is not required to seek other employment to mitigate any amounts payable under this Employment Agreement. Nor will amounts due Employee under this Employment Agreement be reduced by any amounts received by Employee for other employment.

         Section 8.3. DISABILITY INSURANCE. Employer may, in its sole discretion, purchase and use its best efforts to maintain disability insurance in force for the benefit of Employee throughout the term of this Employment Agreement, including extensions. The policy shall provide that if Employer fails to make a premium payment, Employee shall have the right in Employee's sole discretion to advance such funds as may be required to maintain the policy in force and shall thereafter be entitled to recover amounts paid from Employer.

                                    Article 9
                            Termination of Employment

         Section 9.1. TERM OF EMPLOYMENT. Employee's employment shall commence on the execution of this Employment Agreement and shall continue for five (5) years ("end-of-employment date"), unless extended or terminated sooner, as provided by this article of the Employment Agreement. However, no compensation or benefits described hereunder shall be due or payable unless and until the settlement of Employer's initial public offering of stock. Should Employer's initial public offering of stock fail to settle on or before September 30, 1999, this Employment Agreement shall automatically terminate and become null and void retroactive to its commencement and Employer shall not be obligated to pay Employee any compensation or benefits stated herein or continue the same thereafter.

         Section 9.2. EXTENSION OF EMPLOYMENT. On the end-of-employment date and every five (5) years thereafter, Employee's employment with Employer automatically shall be extended for an additional five (5) years unless, at least ninety (90) days prior to the end-of-employment date, or successive five (5) year anniversary thereof, Employer or Employee delivers to the other a written notice that Employee's employment with Employer is not to be extended.

         Section 9.3. TERMINATION AT EMPLOYEE'S DEATH. Employee's employment with Employer shall terminate at Employee's death.

         Section 9.4. TERMINATION BY EMPLOYEE. Employee may, but is not obligated to, terminate this Employment Agreement at any time under the following circumstances:

         (a) Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health.

         (b) There is a change in control of Employer. There is a change in control of Employer if someone other than a current owner of Employer becomes the beneficial owner of 20 percent or more of the voting power of Employer.

         (c) Employee is assigned duties that are significantly different than those described in this Employment Agreement, or duties assigned Employee by this Employment Agreement are eliminated or transferred to someone else.

         (d) Employee is removed from any of the positions described in Section
2.1 of this Employment Agreement (other than by Employer for cause).

         (e) Employee's fringe benefits or other compensation are materially reduced.

         (f) Employer requires Employee to travel more frequently than contemplated by this Employment Agreement.

         (g) Employer fails to have a successor assume this Employment
Agreement.

         (h) Employer becomes insolvent or files a bankruptcy petition.

         Section 9.5. TERMINATION BY EMPLOYER.

         (a) TERMINATION FOR CAUSE. Employer may terminate Employee's employment for cause.

         (b) "CAUSE" DEFINED. Employer shall have cause to terminate Employee's employment if Employee willfully fails to substantially perform any duties required by this Employment Agreement (unless Employee's failure is due to a physical or mental incapacity), Employee is consistently, flagrantly, and grossly negligent in the performance of required duties, Employee engages in conduct that demonstrably and substantially damages Employer, Employee is convicted of a felonious act of moral turpitude that demonstrably and substantially damages Employer, or Employee willfully discloses material confidential information in violation of Article 10 of this Employment Agreement. No act or failure to act by Employee may be considered "willful" unless Employee acted or failed to act without any reasonable belief that the act or omission was in Employer's best interests and without good faith.

         Section 9.6. NOTICE OF TERMINATION. Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Employment Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Employee's employment.

         Section 9.7. DATE TERMINATION IS EFFECTIVE. If Employee's employment terminates because this Employment Agreement expires, then Employee's employment will be considered to have terminated on that expiration date. If Employee's employment terminates because of Employee's death, then Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date that notice of termination is given. If Employee's employment is terminated by Employer for cause, then Employee's employment will be considered to have terminated on the date specified by the notice of termination. If, within thirty (30) days after a notice of termination is given, the party receiving the notice notifies the other party that there is a dispute concerning the termination, then Employee's employment will not be considered to have terminated, and Employer shall continue to compensate Employee pursuant to this Employment Agreement, until the dispute is ended by a written agreement between the parties or a final judgment, order, or decree of a court of competent jurisdiction. A judgment, order, or decree of a court of competent jurisdiction will be considered final if the time for appealing the decision has expired and no notice of appeal has been filed.

         Section 9.8. COMPENSATION FOLLOWING TERMINATION.

         (a) If Employee's employment terminates because of Employee's death, Employer shall pay a lump sum death benefit to the person or persons designated in a written notice filed with Employer by Employee or, if no person has been designated, to Employee's estate. The amount of the lump sum death benefit will equal the amount of Employee's then current annual base salary plus the annualized amount of incentive compensation paid Employee most recently prior to Employee's death, multiplied by the number of full and partial years multiplied by the number of full and partial years remaining in the term of this Employment Agreement, including extensions. This lump sum death benefit shall be in addition to any life insurance payable pursuant to Article 6 and/or any other amounts that Employee's beneficiaries and estate may be entitled to receive under any Employee benefit plan maintained by Employer.

         (b) If Employee's employment is terminated by Employer for cause, Employer shall pay Employee/Employee's then current base salary through the date employment is terminated, and Employer shall have no further obligations to Employee under this Employment Agreement.

         (c) If Employer terminates Employee's employment other than for cause, Employer shall pay Employee Employee's then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee's rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, multiplied by the number of full and partial years remaining in the term of this Employment Agreement, including extensions.

         (d) If Employee's employment is terminated by Employer or Employee in accordance with the provisions of this Employment Agreement, in addition to all other compensation or benefits provided hereunder, Employer shall pay Employee severance pay in an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, multiplied by a fraction, the numerator of which shall be the number of full and partial years employed pursuant to this Employment Agreement and the denominator of which shall be ten (10).

                                   Article 10
                            Confidential Information

         Section 10.1. DISCLOSURES WHILE EMPLOYED BY EMPLOYER. While employed by Employer, Employee shall not disclose any material confidential information about Employer to anyone, other than an Employee of Employer or someone to whom disclosure is reasonably necessary to perform Employee's duties, without the written consent of Employer. The Employer's duly appointed president shall be the only person authorized by Employer to give such consent. "Confidential information" does not include any information that is known generally by the public, other than as a result of unauthorized disclosure by Employee, or information that is not the type of information considered confidential by persons engaged in a business that is the same or similar to that conducted by Employer. Confidential information is material if its disclosure would be materially damaging to Employer.

         Section 10.2. DISCLOSURES AFTER EMPLOYMENT TERMINATES. For three (3) years after Employee's employment with Employer terminates or, if longer, the period of time remaining in the term of this Employment Agreement, Employee shall not disclose any material confidential information (as described in Section 10.1) except as required in connection with any judicial or administrative proceeding or inquiry.

                                   Article 11
                            Noncompetition Agreement

         Section 11.1. AGREEMENT NOT TO COMPETE. For two (2) years after Employee's employment with Employer terminates, Employee agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner, or Employee of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by Employer or any of Employer's affiliates or subsidiaries in any geographic region in which Employer conducts business.

         Section 11.2 COMPETITIVE BUSINESS. For purposes of this Article 11, a competitive business shall be any person or entity which operates as a securities broker dealer whose primarily business is to provide its clients with the ability to buy, sell, or trade securities via the internet or world wide web, or via some similar system, network, method, or service.

         Section 11.3. OWNERSHIP OF PUBLIC CORPORATION NO VIOLATION. Employee will not be considered to have violated this provision merely because Employee owns no more than twenty percent (20%) of the stock of any publicly held corporation.

                                   Article 12
                                     Notices

         Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

         Employee's address:        5965 Michaux Street
                                    Boca Raton, FL  33433

         Employer's address:        2700 N. Military Trail, Suite 200
                                    Boca Raton, FL 33431

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

                                   Article 13
                                Binding Agreement

         Section 13.1. EMPLOYER'S SUCCESSORS.

         (a) The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

         (b) Employer shall require any direct or indirect successor (by purchase, merger, consolidation, or otherwise) of all or substantially all of Employer's stock, business and/or assets to expressly agree to assume Employer's obligations under this Employment Agreement and perform them in the same manner and to the same extent as Employer would have been required to do if no succession had occurred. The agreement must be in a form and substance satisfactory to Employee.

         (c) If Employer fails to obtain such an agreement before the effective date of the succession, Employer's failure will be considered a breach of this Employment Agreement, and Employee shall be entitled to the same amount of money that Employee would have been entitled to if Employee had terminated Employee's employment in accordance with the terms of this Employment Agreement, calculated as though Employee's employment had terminated on the effective date of the succession. However, Employer's failure to obtain such agreement shall not affect said successor's obligations pursuant to paragraph 13.1(a) above.

         Section 13.2. EMPLOYEE'S SUCCESSORS. This Employment Agreement shall inure to the benefit and be enforceable by Employee's personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

                                   Article 14
                                     Waivers

         The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                   Article 15
                                Entire Agreement

         Section 15.1. NO OTHER AGREEMENTS. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this Employment Agreement.

         Section 15.2. PRIOR AGREEMENTS. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever.

                                   Article 16
                             Amendment of Agreement

         No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by Employer shall be effective unless it is approved by Employer's Board of Directors and signed by an officer specifically authorized to sign such documents.

                                   Article 17
                           Severability of Provisions

         If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

                                   Article 18
                             Assignment of Agreement

         Employer shall not assign this Employment Agreement without Employee's prior written consent, but failure to obtain such consent shall not affect said assignee's obligations pursuant to paragraph 13.1(a) above, which consent shall not be unreasonably withheld.

                                   Article 19
                      Governing Law, Venue & Attorneys Fees

         This Employment Agreement shall be governed by, construed, and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Employee's employment, this Employment Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Employment Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Employment Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.

                                             EMPLOYEE:



                                             -----------------------------------
                                             Farshid Tafazzoli



                                             EMPLOYER:

                                             onlinetradinginc.com corp.

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                    ADDENDUM

         This Addendum, entered into as of the 1st day of February, 1999 by and between onlinetradinginc.com corp. ("Employer"), whose principal place of business at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431, and FARSHID TAFAZZOLI ("Employee").

                                    Recitals

         A. Employer is contemplating becoming a publicly held company. Employer considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, Employer recognizes that, as is the case with many publicly held companies, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders.

         B. Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of Employer.

         C. In order to induce Employee to remain in the employ of Employer and in consideration of Employee's agreement set forth below, Employer agrees that Employee shall receive the severance benefits set forth in this Agreement.

         NOW THEREFORE, in consideration of Employee's continued employment, the mutual covenants and agreements contained in this Addendum, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. PURPOSE OF ADDENDUM. This Addendum shall supplement that certain Employment Agreement entered between Employer and Employee dated the 1st day of February, 1999 (the "Employment Agreement") and where inconsistent with said Employment Agreement, this Addendum shall control. In the event Employee's employment with Employer is terminated subsequent to a "change in control of Employer" (as defined in Section 2 below) under the circumstances described below, Employer agrees that, in addition to all compensation and benefits payable to Employee pursuant to the Employment Agreement, Employee shall receive the additional severance benefits set forth in this Addendum.

         2. CHANGE IN CONTROL. No benefits shall be payable under this Addendum unless there shall have been a change in control of Employer, as set forth below. For purposes of this Addendum, a "change in control of Employer" shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Employer is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if:

                  (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an Employee benefit plan of Employer or an Employer owned, directly or indirectly, by the shareholders of Employer in substantially the same proportions as their ownership of stock of Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding securities; or

                  (B) during any period of two consecutive years (not including any period prior to the execution of this Addendum), individuals who at the beginning of such period constitute Employer's board of directors and any new director (other than a director designated by a person who has entered into an agreement with Employer to effect a transaction described in clauses (A), (D) or (E) of this Section) whose election by the Board or nomination for election by Employer's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; or

                  (C) Employer enters into any agreement, the consummation of which would result in the occurrence of a change in control of Employer; or

                  (D) the shareholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all Employer's assets; or

                  (E) the shareholders of Employer approve a merger or consolidation of Employer with any other entity (other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation).

         3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 above constituting a change in control of Employer shall have occurred, and the Employee is terminated by Employer for any reason, including termination due to Employer's failure to extend the Employment Agreement pursuant to its terms, or if Employee terminates the Employment Agreement for Good Reason (as defined below), Employee shall be entitled to the benefits provided in Subsection 4(ii) below upon the subsequent termination of Employee's employment during the term of this Addendum, unless such termination is because of Employee's death or for "Cause" (as defined in the Employment Agreement).

         (i) GOOD REASON. Employee shall be entitled to terminate employment for Good Reason. For purposes of this Addendum, "Good Reason" shall mean, without Employee's express written consent, the occurrence after a change in control of Employer of any of the following circumstances unless, in the case of paragraph
(A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(iii) and 3(ii), respectively, given in respect of them:

                  (A) the assignment to Employee of any duties inconsistent with Employee's status and position as it exists immediately prior to the change in control of Employer or a substantial adverse alteration in the nature or status of Employee's responsibilities from those in effect immediately prior to the change in control of Employer;

                  (B) a reduction by Employer in Employee's annual base salary and/or incentive compensation in effect immediately prior to the change in control of Employer or as the same may be increased from time to time pursuant to the Employment Agreement except for across-the-board salary reductions similarly affecting all key Employees of Employer and all key Employees of any person or entity in control of Employer;

                  (C) Employee's relocation to a location not within ten (10) miles of Employee's present office or job location, except for required travel on Employer's business pursuant to the Employment Agreement;

                  (D) the failure by Employer, without Employee's consent, to pay to Employee any portion of Employee's current compensation, or to pay to Employee any portion of an installment of deferred compensation under any deferred compensation program of Employer, within seven days of the date such compensation is due;

                  (E) the failure by Employer to continue in effect any bonus to which Employee were entitled, or any compensation or benefit plan set forth in the Employment Agreement or in which Employee participated immediately prior to the change in control of Employer which is material to Employee's total compensation and/or benefits, including but not limited to Employer's Stock Option Plans, 401(k) Pre-Tax Retirement Savings Plan, and Flexible Benefit Plan, or any substitute plans adopted prior to the change of control in Employer, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Employer to continue Employee's participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed at the time of the change in control;

                  (F) the failure by Employer to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Employer's life insurance, medical, health and accident, or disability plans in which Employee were participating at the time of the change in control of Employer, the failure to continue to provide Employee with an automobile or allowance in lieu of it, if Employee were provided with such an automobile or allowance in lieu of it at the time of the change of control of Employer, the taking of any action by Employer which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the change in control of Employer, or the failure by Employer to provide Employee with the number of paid vacation days to which Employee are entitled on the basis of years of service with Employer in accordance with Employer's normal vacation policy in effect at the time of the change in control of Employer;

                  (G) the failure of Employer to obtain a satisfactory agreement from any successor to assume and agree to perform the Employment Agreement or this Addendum, as contemplated in Section 5 of this Addendum; or

                  (H) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (ii) below; for purposes of this Addendum, no such purported termination shall be effective.

         Employee's rights to terminate Employee's employment pursuant to this Subsection shall not be affected by Employee's incapacity due to physical or mental illness. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Addendum. In the event Employee delivers Notice of Termination based upon circumstances set forth in Paragraph (A), (E), (F), (G) or (H) above, which are fully corrected prior to the Date of Termination set forth in Employee's Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

         (ii) NOTICE OF TERMINATION. Any purported termination of Employee's employment by Employer or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Article 12 of the Employment Agreement. For purposes of this Addendum, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Addendum relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

         (iii) DATE OF TERMINATION. "Date of Termination" shall be determined pursuant to Section 9.7 of the Employment Agreement.

         4. COMPENSATION UPON TERMINATION. Following a change in control of Employer, as defined by Section 2, upon termination of Employee's employment Employee shall be entitled to the following benefits:

         (i) If Employee's employment shall be terminated by Employer for Cause (as defined in the Employment Agreement) or by Employee other than for Good Reason (as defined in this Addendum), or death, Employer shall pay Employee pursuant to the terms of the Employment

Agreement, plus all other amounts and benefits to which Employee is entitled under any compensation plan of Employer at the time such payments are due, and Employer shall have no further obligations to Employee under this Addendum.

         (ii) If Employee's employment by Employer is (a) terminated by Employer other than for Cause (as defined in the Employment Agreement) or (b) terminated by Employee for Good Reason, then Employee shall be entitled to the benefits provided below:

                  (A) Employer shall pay Employee's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which Employee are entitled under any compensation plan of Employer, at the time such payments are due, except as otherwise provided below.

                  (B) In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, Employer shall pay as severance pay to Employee a lump sum severance payment (together with the payments provided in paragraphs (C) and (D), below, the "Severance Payments") equal to 2.99 times the sum of Employee's annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect of them.

                  (C) Employer shall pay to Employee any deferred compensation, including, but not limited to deferred salary, incentive and/or bonuses, allocated or credited to Employee or Employee's account as of the Date of Termination.

                  (D) At Employee's sole discretion, in lieu of shares of common stock of Employer (the "Employer's Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to Employee under Employer's Stock Option Plans (which Options shall be cancelled upon the making of the payment referred to below) Employee shall receive an amount in cash equal to the product of (i) the excess of the closing price of Employer's Shares as reported by the exchange currently trading said stock (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by Employee (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (ii) the number of Employer's Shares covered by each such Option.

                  (E) Employer shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by the Employment Agreement, this Addendum, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided under this Addendum)).

                  (F) The payments provided for in paragraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Employer shall pay to Employee on such day an estimate, as determined in good faith by Employer, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Employer to Employee payable on or before the 30th day after demand by Employer (together with interest from the date of the Employer's demand at the rate provided in Section 1274(b)(2)(B) of the
         Code).

         (iii) In the event that Employee is a "disqualified individual" within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to Employee under any other agreements or arrangements with any persons which constitute "parachute payments" within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. Such maximum limit shall be $1 less than the aggregate amount which would otherwise cause any such payments to be considered a "parachute payment" within the meaning of Section 280G of the Code, as determined by Employer. Accordingly, to the extent that such payments would be considered a "parachute payment" with respect to Employee, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to Employee is within the maximum described in this subsection (iii):

                  (A) First, any cash payment to Employee;

                  (B) Second, any change of control termination payments not described herein; and

                  (C) Third, any forgiveness of indebtedness of Employee to Employer.

         Employee expressly and irrevocably waives any and all rights to receive any change of control termination payments, which exceed the maximum limit described in this subsection (iii).

         (iv) Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another Employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Employer, or otherwise except as specifically provided in this Section 4.

         (v) In addition to all other amounts payable to Employee under this
Section 4, Employee shall be entitled to receive all benefits payable to Employee under Employer's 401(k) Pre-Tax Retirement Savings Plan and any other plan or agreement relating to retirement benefits.

         5. SUCCESSORS; BINDING AGREEMENT

         (i) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform the Employment Agreement and this Addendum in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Employment Agreement and this Addendum and shall entitle Employee to compensation from Employer in the same amount and on the same terms as Employee would be entitled to under this Addendum if Employee terminate Employee's employment for Good Reason following a change in control of Employer, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. However, Employer's failure to obtain such agreement shall not affect said successor's obligations pursuant to this Addendum. As used in this Addendum, "Employer" shall mean Employer as defined above and any successor to its business and/or assets as which assumes and agrees to perform this Addendum by operation of law, or otherwise.

         (ii) This Addendum shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees, and legatees. If Employee should die while any amount would still be payable to Employee if Employee had continued to live, all such amounts, unless otherwise provided in this Addendum, shall be paid in accordance with the terms of this Addendum to Employee's legatee or other designee or, if there is no such designee, to Employee's estate.

         6. MISCELLANEOUS. No provision of this Addendum may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party to the Employment Agreement or this Addendum at any time of any breach by the other party of, or compliance with, any condition or provision of the Employment Agreement or this Addendum to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of Employer under
Section 4 shall survive the expiration of the term the Employment Agreement and this Addendum.

         7. VALIDITY. The invalidity or unenforceability of any provision of the Employment Agreement or of this Addendum shall not affect the validity or enforceability of any other provision of this Addendum, which shall remain in full force and effect.

         8. COUNTERPARTS. This Addendum may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         9. ENTIRE ADDENDUM. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Addendum have been made by either party which are not expressly set forth in the Employment Agreement or this Addendum.

         IN WITNESS WHEREOF, the parties have executed this Addendum on the date and year first above written.

                                            onlinetradinginc.com corp.



                                            By:
--------------------------                      --------------------------------
Farshid Tafazzoli                           Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------